CERTIFICATE OF AMENDMENT
                                       OF
                                 THIRD RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              T CELL SCIENCES, INC.

     T CELL SCIENCES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST: The first paragraph of Article FOURTH of the Third Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

     "FOURTH: The aggregate number of shares which the corporation shall have authority to issue is fifty-four million, one hundred and sixty-three thousand, one in three classes as follows: (a) fifty million (50,000,000) shares of Common Stock, par value One Tenth of One Cent ($.001) per share ("Common Stock"); (b) one million, one hundred sixty-three thousand, one hundred and two (1,163,102) shares of Class B Preferred Stock, (heretofore issued and designated as Series
B), par value Two Dollars ($2.00) per share ("Voting Class B Preferred Stock"); and (c) three million (3,000,000) shares of Class C Preferred Stock, par value One Cent ($.01) per share ("Class C Preferred Stock")."

     SECOND: The amendment of the Third Restated Certificate of Incorporation set forth herein, was duly authorized by resolution of the Corporation's Board of Directors and was


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considered and duly authorized by the stockholders of the Corporation at the
Annual Meeting of Stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

     THIRD: Such amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment of the Third Restated Certificate of Incorporation of the Corporation, this 7th day of October, 1992, and affirmed that the statements contained herein are true.

                                           T CELL SCIENCES, INC.

                                           By:/s/ Alan W. Tuck
                                           Alan W. Tuck,
                                           President and Chief Executive Officer


ATTEST:

By: ________________________
      Secretary

                                 THIRD RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              T CELL SCIENCES, INC.

     T CELL SCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is T Cell Sciences, Inc. The original Certificate of Incorporation was filed with the Secretary of State on December 9, 1983. The Corporation filed a Restated Certificate of Incorporation with the Secretary of State on May 21, 1986 and a Second Restated Certificate of Incorporation with the Secretary of State on November 7, 1989 (the "Second Restated Certificate of Incorporation").

     2. This Third Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Second Restated Certificate of Incorporation as amended or supplemented heretofore, and there is no discrepancy between those provisions and the provisions of this Third Restated Certificate of Incorporation.

     3. The text of the Second Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated and shall read as herein set forth in full:

         "FIRST: The name of the corporation is:
                       T Cell Sciences, Inc.

         SECOND: The registered office of the Corporation is to be located at 32 Loockerman Square in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

                  THIRD: The purposes for which the Corporation is formed are to engage in research and development relating to immunology and to be engaged in the production, manufacture and marketing of pharmaceuticals and medical procedures related thereto, and to engage in any lawful activity for which a corporation may be organized under the General Corporation Law of Delaware.

         FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is twenty-nine million, one hundred and sixty-three thousand, one hundred and two (29,163,102) shares which may be issued in three classes as follows: (a) twenty-five million (25,000,000) shares of Common Stock, par value One Tenth of One Cent (($.001) per share ("Common Stock"), (b) one million, one hundred sixty-three thousand, one hundred and two (1,163,102) shares of Class B Preferred Stock, (heretofore issued and designated as Series B), par value Two Dollars ($2.00) per share ("Voting Class B Preferred Stock"); and (c) three million (3,000,000) shares of Class C Preferred Stock, par value one cent ($.01) per share ("Class C Preferred Stock").

     No holder of shares of the Corporation of any class whether now or hereafter authorized shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold, or offered for sale by the Corporation.

     No holders of shares of the Corporation of any class whether now or hereafter authorized shall have the right to vote such shares cumulatively in any election for the Board of Directors.


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


I. Voting Class B Preferred Stock shall have the following rights, preferences, privileges and qualifications, limitations or restrictions.

         1.  Voting.

             (a) The holders of shares of Voting Class B Preferred Stock shall be entitled to one vote per share.

             (b) The Corporation shall not, without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Voting Class B Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class, reorganize, reclassify its capital stock, merge with or into or consolidate with any other corporation, or sell, lease, license, or otherwise dispose of all or substantially all of its properties or assets or issue (in a single transaction or series of related transactions) shares of Common Stock which represent more than 50% of the outstanding shares of Common Stock of the Corporation immediately after such issuance (assuming conversion of all shares of Voting Class B Preferred Stock).

     2. Dividends. The holders of shares of Voting Class B Preferred Stock shall not be entitled to dividends except as and when declared by the Board of Directors and at such rates as shall be established by the Board of Directors. Dividends on the Voting Class B Preferred Stock shall be payable pari passu as to other classes or series of preferred stock of the Corporation (for the purposes of this Section I, hereinafter referred to as "Other Preferred Stock"), except as such Other Preferred Stock may be expressly stated to have a preferred or subordinated position as to dividends, and in preference to and priority to any payment of any dividends on the Common Stock.

     3. Conversion. Each shares of the Voting Class B Preferred Stock may, at the option of the holder thereof, be converted into fully paid and non-assessable shares of the Corporation's Common Stock at the initial rate (such initial rate, and such initial rate as adjusted from time to time as hereinafter provided, being referred to as the "Class B Conversion Ratio") of one share of Common Stock for each share of Voting Class B Preferred Stock. The initial conversion price for the Common Stock obtainable upon conversion of a share of Voting Class B Preferred Stock shall be $2.10 (as adjusted from time to time as hereinafter provided, the "Class B Conversion Price"). The conversion of the shares of Voting Class B Preferred Stock shall be subject to the following terms and conditions:

        (a) Any holder of shares of voting Class B Preferred Stock desiring to convert such shares shall deliver the certificate representing the shares to be converted to the Secretary of the Corporation (at the office of the Corporation, at such location as the Corporation shall from time to time designate) together with a written notice (the "Class B Conversion Notice") that such holder desires to convert such shares, or any portion thereof, into Common Stock. Such conversion shall be deemed to have been effected on the date by which both the notice shall have been received by the Corporation and shares of Voting Class B Preferred Stock shall have been surrendered hereinabove provided (the "Class B Conversion Date").

        (b) As soon as practicable after the conversion of any Voting Class B Preferred Stock, the Corporation shall (i) cause to be issued certificates representing the number shares of Common Stock issuable upon such conversion,
(ii) pay to the holder of record of any shares of Voting Class B Preferred Stock so converted any declared but unpaid dividends thereon through the Class B Conversion Date, and (iii) return any unconverted shares.

        (c) In order to protect the holders of Voting Class B Preferred Stock against dilution of their respective interests in the Corporation, the Class B Conversion Ratio shall be adjusted such that the number of shares obtainable upon conversion shall be that number of shares of Common Stock as is obtained by dividing $2.10 by the adjusted per share Class B Conversion Price, rounded to the nearest 1/1000th of a share of Common Stock, if any of the following subparagraphs are applicable:

              (i) If the Corporation shall, at any time after the original issuance of Voting Class B Preferred Stock issue or sell any shares of Common Stock (including shares held in the Corporation's treasury) or securities convertible into or exchanged for shares of Common Stock, other than pursuant to options, warrants and rights outstanding prior to or at the same time as the original issuance of Voting Class B Preferred Stock or the exercise of options taken into account under clause (c) of this subparagraph (i) or under subparagraph (ii) hereof, without consideration or for a consideration per share less than the Class B Conversion Price in effect immediately prior to the issuance or sale of such shares, except for issuance of additional shares of Common Stock as the dividend or other distribution on the Common Stock pursuant to clauses (D) and (E) of this subparagraph (i), (each such issuance or sale of Common Stock being referred to herein as "Class B Dilutive Issuance"), the and thereafter successively upon each Class B Dilutive Issuance, the Class B Conversion Price in effect immediately prior to each Class B Dilutive Issuance shall forthwith be reduced as follows:

     (I) if either (x) the Corporation shall have secured financing prior to, or in connection with, such Class B Dilutive Issuance, resulting in proceeds to the Corporation within any three-month period of an amount in excess of $2,600,000, in exchange for the issuance within such three-month period of Common Stock of the Corporation for a consideration per share in excess of $2.10 (a "Class B Qualified Financing"), or (y) the Corporation effects an underwritten public offering of its securities or (z) such Class B Dilutive Issuance is at a price equal to or in excess of $2.00 per share, then the Class B Conversion Price shall be reduced to a price (rounded to the nearest one-tenth of one cent) determined by dividing:

         (1) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such Class B Dilutive Issuance multiplied by the Class B Conversion Price in effect immediately prior to such Class B Dilutive Issuance, and (y) the aggregate consideration, if any, received by the Corporation upon such Class B Dilutive Issuance, by (2) the total number of shares of Common Stock outstanding immediately after such Class B Dilutive Issuance.

     (II) if the Corporation shall not have secured a Class B Qualified Financing and if such Class B Dilutive Issuance is at a price lower than $2.00 per share, then the Class B Conversion Price shall be reduced to a price (rounded to the nearest one-tenth of one percent) equal to the per share consideration received by the Company in such Class B Dilutive Issuance.

     The Class B Conversion Price, as it may be adjusted downward hereunder from time to time, shall in no event be increased, except as provided in Subsection 3(c)(i)(C) or 3(f). For purposes of this subparagraph (i), the following provisions shall be applicable:

         (A) In the case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deeded to be the amount of cash received by the Corporation for such shares (or, if shares of Common Stock are offered by the Corporation for subscription, the subscription price, or, if shares of Common Stock shall be sold to underwriters or dealers, the public offering price) before deduction therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or any expenses incurred in connection therewith.

         (B) In the case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Corporation or on conversion or exchange of other securities of the Corporation) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be conclusively deemed to be the value of such consideration, as determined by the Board of Directors, at tor about the date of the adoption of the resolution authorizing such issuance, irrespective of accounting treatment. In case any shares of Common Stock shall be issued together with other stock or securities or other assets of the Corporation for a consideration which includes both, the Board of Directors of the Corporation shall conclusively determine what part of the consideration so received is to be deemed to be consideration for the issue of such shares of Common Stock.

         (C) Subject to subparagraph (ii) of this paragraph (c), if the Corporation shall, at any time after the date of the issuance of the Voting Class B Preferred Stock issue options, warrants or rights to subscribe for shares of Common Stock (including shares held in the Corporation's treasury), or issue any securities (other then the Voting Class B Preferred Stock) convertible into or exchangeable for shares of Common Stock, without consideration or for a consideration per share of Common Stock less than the Class B Conversion Price in effect immediately prior to the issuance of such options or warrants or rights or convertible or exchangeable securities, the Class B Conversion Price in effect immediately prior to the issuance of such options or warrants or rights to securities thereupon shall be reduced to a price determined in accordance with the provisions of subparagraph (i) of this paragraph (c); provided, however, that:

         (1) the aggregate maximum number of shares of Common Stock deliverable under such options, warrants or rights shall be considered to have been delivered at the time such options, warrants or rights were issued, and for a consideration equal to the minimum purchase price per share of Common Stock provided for in such options or rights, plus the consideration received on the sale of Common Stock, if any, received by the Corporation for such options, warrants or rights;

         (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or exchange for any such securities shall be considered to have been delivered at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of Common Stock) received by the Corporation upon the exchange or conversion thereof; and

         (3) on the expiration of such options, warrants or rights, or the termination of such right to convert or exchange, the Class B Conversion Price shall forthwith be readjusted to such Class B Conversion Price as would have been obtained had the adjustments made upon the issuance of such options, warrants, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such options, warrants or rights or upon conversion or exchange of such securities.

         (D) In the case of the issuance of additional shares of Common Stock as a dividend or other distribution on the Common Stock, the Class B Conversion Price in effect immediately prior to such issuance shall be decreased in inverse proportion to the percentage increase in the number of shares outstanding by virtue of such issuance, and the aggregate number of shares of Common Stock issued in payment of such dividend or distribution shall be deemed to have been issued without consideration. Shares of Common Stock issued as a dividend or distribution on any stock of the Corporation shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of stockholders entitled to such dividend or distribution. In the event of a declaration of a dividend or other distribution on any stock of the Corporation by the Corporation without the fixing of a record date for the determination of stockholders entitled thereto, the first business day during which the stock transfer books of the Corporation shall be closed for the purpose of such determination shall be deemed to be the record date fixed for the determination of stockholders entitled to such dividend or distribution.

         (E) the exchange of any obligations or any stock of the Corporation after the issuance of the voting Class B Preferred Stock pursuant to any recapitalization of the Corporation, into securities, including Common Stock, shall be deemed to involve the issuance of Common Stock or securities convertible into Common Stock, immediately prior to the close of business on the date fixed for the determination of persons entitled to receive such Common Stock, for consideration equal to the total of (i) the amount of consideration received by the Corporation upon the original issue of such obligations or stock and (ii) the consideration, if any, other than the obligations or stock, received by the Corporation upon such exchange. If obligations or stock of the same class or series of a class as the obligations or stock so exchanged have been originally issued for different amounts of consideration, then the amount of consideration received by the Corporation upon the original issue of the obligations or stock exchanged shall be deemed to be the average amount of the consideration received by the Corporation upon the original issue of all such obligations or stock. The amount of the consideration received by the Corporation upon such exchange shall be determined in the same manner provided by clauses (A) and (B) of this subparagraph (i); provided, however, that if such obligations or stock shall have been issued as a dividend on the Common Stock, the Class B Conversion Price in effect immediately prior to such issuance shall be decreased in inverse proportion to the percentage increase in the number of shares outstanding by virtue of such issuance, and such obligation shall be deemed to have been issued without consideration.

         (F) Shares of Common Stock issued otherwise than as a dividend or other distribution on the Common Stock of the Corporation, or otherwise than pursuant to the exchange of any securities of the Corporation, shall be deemed to have been issued and to be outstanding at the close of business on the date of issue.

         (G) The number of shares of Common Stock at any time outstanding shall include any shares reacquired and then owned or held by or for the account of the Corporation and shall include the aggregate number of shares deliverable in respect to the options, warrants, rights and convertible and exchangeable securities (other than Voting Class B Preferred Stock), referred to in clause
(C) of this subparagraph (i), at all times while such options, warrants, rights or securities are exchangeable, convertible or exercisable and remain outstanding and unexercised, unconverted or unexchanged, as the case may be.

         (H) Upon the consummation of a firmly underwritten pubic offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Corporation of Common Stock to the public, all shares of Voting Class B Preferred Stock then outstanding shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by Section I.3 hereof.

              (ii) Anything in subparagraph (i) of this paragraph (c) to the contrary notwithstanding, the Corporation may issue (A) shares of Common Stock pursuant to any employee Incentive Stock Option Plan or similar stock option plan of the Corporation, and (B) shares, or options for shares, of Common Stock to employees and/or consultants of the Corporation, all such shares or options to be issued at such price or prices as the Corporation shall have determined or shall thereafter determine, and no adjustment in the Class B Conversion Price shall be made in respect to such shares (as adjusted for stock splits, stock dividends, etc.) In respect of the sale of such shares or the granting of options therefore;

provided, however, that the option exercise price is not less than the fair market value of the Common Stock on the date of the option grant.

              (iii) If the Corporation shall lat any time subdivide or combine the outstanding shares of Common Stock, the Class B conversion Price shall be proportionately decreased in the case of such subdivision or increased in the case of such combination (on the date that such subdivision or combination shall be come effective).

              (iv) The Corporation may retain an Independent Account to make any computation required under this paragraph (c), and an Accountant's Certificate shall be presumptive evidence of the correctness of any computation made under this paragraph (c).

              (v) Whenever the Class B Conversion Price is adjusted as herein provided, the Corporation shall forthwith send by firs class United States mail to each holder of Voting Class B Preferred Stock at his address appearing on the record of holders of Voting Class B Preferred Stock (i) an Officer's Certificate showing in detail the facts requiring such adjustment, (ii) an Accountant's Certificate, if an Independent Accountant has been retained, and (iii) a notice stating that such adjustment has been effected and the adjusted Class B Conversion Ratio.

              (vi) The Corporation shall give notice by first class United States mail to each holder of voting Class B Preferred Stock on the record of holders of Voting Class B Preferred Stock at least 30 days in advance of the occurrence of any Class B Qualified Financing which will result in an adjustment to the Class B Conversion Price pursuant to subparagraph (i) of this Paragraph
(c), stating the current Class B Conversion Price and estimating the Class B Conversion Price as it would be adjusted by such occurrence.


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


         (d) The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of Voting Class B Preferred Stock. If more than one share of Voting Class B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate par value of all shares (or specified portions thereof) so surrendered. If any fraction of a share of Common Stock would, except for the provisions of this paragraph (d), be issuable on the conversion of any shares of Voting Class B Preferred Stock, the Corporation shall pay a cash adjustment in respect to such fraction, equal to the current value of such fraction (i) computed, if the Common Stock shall be listed, or admitted to unlisted trading privileges, on the American Stock Exchange or the New York Stock Exchange, on the basis of the last reported sale price of the Common Stock on the relevant exchange on the last business day prior to the date of conversion upon which such a sale shall have been effected, or (ii) computed, if the common Stock shall not be so listed, or admitted to unlisted trading privileges, on the basis of the average of the high and low bid and asked prices for the Common stock on the over-the-counter market in New York, New York, on the last business day prior to the date of conversion as reported by the National Association of Securities Dealers, Inc., or a successor thereto. If the Common Stock is not so listed, admitted to unlisted trading privileges or quoted, the current value of such fraction shall be conclusively determined by the Board of Directors.

         (e) No adjustment shall be made for dividends on Voting Class B Preferred Stock surrendered for conversion, unless dividends have been declared but not paid on the data


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


of such conversion, in which case the holder of such shares to be converted shall be entitled to payment of such dividends in accordance with Section I.2 hereof.

         (f) In case of any reclassification, change, subdivision or combination of outstanding shares of the class of Common Stock issuable upon conversion of the voting Class B Preferred Stock, or in case of any consolidation of the Corporation with, or merger of the Corporation into, another corporation (other than a merger with a subsidiary in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the voting Class B Preferred Stock), or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, each share of Voting Class B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Voting Class B Preferred Stock could have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. In any case, appropriate adjustment (as conclusively determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Voting Class B Preferred Stock. The above provisions of this paragraph shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales and conveyances.

         (g) As long as any of the Voting Class B Preferred Stock remains outstanding, the Corporation shall take all steps necessary to reserve and keep available a


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


number of its authorized but unissued Common Stock sufficient for issuance upon conversion of all such outstanding shares of Voting Class B Preferred Stock.

         (h) In case of the voluntary dissolution, liquidation, or winding up of the Corporation, all conversion rights of the holders of shares of the Voting Class B Preferred Stock shall terminate on a date fixed by the Board of Directors, but not more than 30 days prior to the record date for determining the holders of shares of the Common Stock entitled to receive any distribution upon such dissolution, liquidation, or winding up. The Corporation shall cause notice of the proposed action, and of the date of termination of conversion rights, to be mailed to the holders of record of Voting Class B Preferred Stock not later than 30 days prior to the date of such termination , and shall promptly give similar notice to each transfer agent for such voting Class B Preferred Stock and for the Common Stock. Such notice shall also state the Class B Conversion Ratio then in effect.

         (i) All shares of Voting Class B Preferred Stock so converted shall be retired and shall assume the status of authorized and unissued shares of Voting Class B Preferred Stock.

         (j) Upon the consummation of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Corporation of Common Stock to the public, at a price not less than $5.00 per share (as appropriately adjusted for stock splits, stock dividends, combinations or similar recapitalization affecting the Common Stock) and which results in aggregate net cash proceeds to the Corporation of not less than $5,000,000 (the "Initial Public Offering"), all shares of Voting Class B Preferred Stock then outstanding shall, be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by this Subsection 3.

     4. Redemption

        (a) On each of November 30, 1992, 1993, 1994 and 1995 (each such date shall be referred to as a "Class B Redemption Date"), and so long as any shares of Voting Class B Preferred Stock shall be outstanding, the Corporation shall (unless otherwise prevented by law) redeem, at any amount per share equal to $2.10, that number of shares of Voting Class B Preferred Stock equal to 25% of all shares of Voting Class B Preferred Stock outstanding on the first such Class B Redemption Date, provided, however, that on November 30, 1995 the Corporation shall redeem all shares of Voting Class B Preferred Stock then outstanding. The redemption shall be pro rata based upon the number of outstanding shares of Voting Class B Preferred Stock then owned by each holder thereof. For purposes of the purchase or redemption of shares of Voting Class B Preferred Stock under this Subsection 4, the Corporation shall use cash out of any monies legally available therefor, after full payment or provision for payments of all dividends theretofore payable and unpaid on the shares of Voting Class B Preferred Stock.

        (b) Notice of the redemption pursuant to this Subsection 4 shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of the shares of Voting Class B Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall be mailed not less than 30 nor more than 60 days in advance of the Class B Redemption Date. At any time on or after the Class B Redemption Date, the holders of record of shares of Voting Class B Preferred


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



Stock to be redeemed on such Class B Redemption Date shall be entitled to receive payment for their shares upon actual delivery to the Corporation or its agent of the certificates representing the shares to be redeemed. All shares of Voting Class B Preferred Stock redeemed by the Company pursuant to this Subsection 4 shall be retired by the Company and not reissued.

     5. Liquidation. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Voting Class B Preferred Stock shall be entitled to receive from the assets of the Corporation an amount equal to the sum of (x) $2.10 per share of Voting Class B Preferred Stock registered in his name on the stock transfer books of the Corporation plus (y) an amount equal to the cumulative unpaid dividends to the date of such payment with respect to such shares of Voting Class B Preferred Stock, before any payments shall be made or any assets distributed to holders of shares of Common Stock. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to pay the holders of shares of the Voting Class B Preferred Stock all amounts payable pursuant to the immediately preceding sentence, then all assets of the Corporation shall be distributed in proportion to the respective par values of the Voting Class B Preferred Stock and the Other Preferred Stock. Upon any such liquidation, dissolution or winding up, and after all amounts due to holders of shares of Voting Class B Preferred Stock or Other Preferred Stock and Other Preferred Stock are either paid or reserved for payment, the holders of shares of any other series or class of stock of the Corporation shall be entitled to receive any remaining assets of the Corporation in accordance with the Certificate of Incorporation and By-Laws of the Corporation.

II. Class C Preferred Stock shall have the following rights, preferences, privileges and qualifications, limitations or restrictions.

     1. Subject to the provisions of this Paragraph Fourth, the Class C Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

     2. Authority is hereby granted to the Board of Directors, subject to the provisions of this Article Fourth, to create one or more series of Class C Preferred Stock and, with respect to each such series, to fix by resolution or resolutions providing for the issue of such series.

        (a) the number of shares to constitute such series and the distinctive designation thereof;

        (b) the dividend rate on the shares of such series, any dividend preference, the dividend payment dates, the periods in respect of which dividends are payable ("dividend period"), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

        (c) whether the shares of such series shall be redeemable and, if redeemable, on what terms, including the redemption price or prices which the shares of such series shall be entitled to receive upon the redemption thereof;

        (d) whether the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the amount thereof and the terms and provisions relative to the operation thereof;

        (e) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

        (f) the preferences, if any, and the amounts thereof, which the shares of such series shall be entitled to receive upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

        (g) the voting power, if any, of the shares of such series; and

        (h) such other terms, conditions, special rights and provisions as may be deemed advisable by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series upon the issuance thereof, the Board of Directors at any time thereafter may authorize the issuance of additional shares of the same series.

        FIFTH: The Corporation shall indemnify in the manner and to the extent permitted by law, any person or that person's Testator or intestate successor made or threatened to be made a party to any action or proceeding, whether domestic or foreign, civil or criminal, judicial or administrative, or federal or state, by reason of the fact that the person was a director or officer of the Corporation or served any other corporation in any capacity at the request of the Corporation, in the manner and to the extent permitted by law.

        SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

        SEVENTH: The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the By-Laws of the Corporation."

        3. This Third Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said T Cell Sciences, Inc. has caused this Certificate to be signed by James D. Grant, its Chairman of the Board and Chief Executive Officer, and attested to by Stephen H. Lewis, its Secretary, this 6th day of November, 1990.

                                                /s/ James D. Grant
                                                --------------------------------
                                                James D. Grant,
                                                Chairman of the Board and
                                                Chief Executive Officer

ATTEST:


By:
   -------------------------------

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                            AND RIGHTS OF A SERIES OF
                                 PREFERRED STOCK

                                       OF

                              T CELL SCIENCES, INC.

                                  -------------

T CELL SCIENCES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Third Restated Certificate of Incorporation (as amended) of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, at a meeting duly held on November 10, 1994, adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a Series of the Class C Preferred Stock, which resolution is as follows:

                                             See attached pages 2A-7A

     IN WITNESS WHEREOF, T CELL SCIENCES, INC. has caused this Certificate to be signed by Alan W. Tuck, its President, this 10th day of November, 1994.



                                                          /s/ Alan W. Tuck
                                                          ----------------------
                                                          By: Alan W. Tuck
                                                          Title: President

                         VOTE OF DIRECTORS ESTABLISHING
                   SERIES C-1 JUNIOR PARTICIPATING CUMULATIVE
                                 PREFERRED STOCK

                                       of

                              T CELL SCIENCES, INC.

     Pursuant to Section 151 of the General Corporation Law of the State of
Delaware:

     VOTED, that pursuant to authority conferred upon and vested in the Board of Directors by the Third Restated Certificate of Incorporation, as amended as of the date hereof (the "Certificate of Incorporation"), of T Cell Sciences, Inc. (the "Corporation"), the Board of Directors hereby establishes and designates a series of Class C Preferred Stock of the Corporation, and hereby fixes and determines the relative rights and preferences of the shares of such series, in addition to those set forth in the Certificate of Incorporation, as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series C-1 Junior Participating Cumulative Preferred Stock" (the "Series C-1 Preferred Stock"), and the number of shares initially constituting such series shall be 350,000; provided, however, that if more than a total of 350,000 shares of Series C-1 Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Shareholder Rights Agreement dated as of November 10, 1994, between the Corporation and State Street Bank and Trust Company, as Rights Agent (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series C-1 Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

     Section 2. Dividends and Distributions.

     (A) (i) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series C-1 Preferred Stock with respect to dividends, the holders of shares of Series C-1 Preferred Stock, in preference to the holders of shares of common stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C-1 Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C-1 Preferred Stock. The multiple of cash and non-cash dividends declared on the common stock to which holders of the Series C-1 Preferred Stock are entitled, which shall be 1000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple." In the event the Corporation shall at any time after November 10, 1994 (the "Rights Declaration Date") (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series C-1 Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

         (ii) Notwithstanding anything else contained in this paragraph (A), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series C-1 Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C-1 Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C-1 Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C-1 Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C-1 Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C-1 Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series C-1 Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

     Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series C-1 Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series C-1 Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. The number of votes which a holder of a share of Series C-1 Preferred Stock is entitled to cast, which shall initially be 1000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple." In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series C-1 Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series C-1 Preferred Stock and the holders of shares of common stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) Except as otherwise required by applicable law or as set forth herein, holders of Series C-1 Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

     Section 4. Certain Restrictions.

     (A) Whenever dividends or distributions payable on the Series C-1 Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C-1 Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

         (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C-1 Preferred Stock;

         (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C-1 Preferred Stock, except dividends paid ratably on the Series C-1 Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

         (iii) except as permitted in subsection 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C-1 Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C-1 Preferred Stock; or

         (iv) purchase or otherwise acquire for consideration any shares of Series C-1 Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C-1 Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Series C-1 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C-1 Preferred Stock unless, prior thereto, the holders of shares of Series C-1 Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1000.00 per share or
(2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of common stock, or (y) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C-1 Preferred Stock, except distributions made ratably on the Series C-1 Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the aggregate amount per share to which holders of shares of Series C-1 Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C-1 Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series C-1 Preferred Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C-1 Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     Section 8. Redemption. The shares of Series C-1 Preferred Stock shall not be redeemable.

     Section 9. Ranking. Unless otherwise provided in the Certificate of Incorporation or a Certificate of Vote of Directors Establishing a Class of Stock relating to a subsequently-designated series of preferred stock of the Corporation, the Series C-1 Preferred Stock shall rank junior to any other series of the Corporation's preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the common stock.

     Section 10. Amendment. The Certificate of Incorporation and this Certificate of Vote of Directors shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C-1 Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series C-1 Preferred Stock, voting separately as a class.

     Section 11. Fractional Shares. Series C-1 Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C-1 Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1000th) of a share or any integral multiple thereof.